Exhibit 99.1

Enviva Partners, LP Reports Financial Results for First Quarter 2018 and Announces Eleventh Consecutive Distribution Increase

BETHESDA, MD, May 3, 2018 — Enviva Partners, LP (NYSE: EVA) (the “Partnership” or “we”) today reported financial and operating results for the first quarter of 2018.

Highlights:

•                  Declared a quarterly distribution of $0.6250 per unit, a 12.6% increase from the distribution paid for the first quarter of 2017

•                  Reported a net loss of $19.3 million for the first quarter of 2018, reflecting $19.5 million of expenses related to the incident at the Chesapeake terminal

•                  Reported an adjusted EBITDA of $17.6 million for the first quarter of 2018.  Excluding the full impact of the incident at the Chesapeake terminal, adjusted EBITDA would have been $21.8 million for the first quarter of 2018

•                  Chesapeake terminal expected to return to full operation by June 30, 2018; substantially all of the costs associated with the incident expected to be recoverable

•                  Reaffirmed full-year 2018 distribution guidance of at least $2.53 per unit

“While we continue the process of restoring the Chesapeake terminal from the recent fire incident and maintaining an extended logistics chain, we are proud of our operations team for keeping our plants running at rates that exceeded our performance in the first quarter of last year,” said John Keppler, Chairman and Chief Executive Officer of Enviva.  “With our stable and growing production performance, our sales forecast remains consistent with our expectations for the full year and reinforces our confidence in distributing at least $2.53 per unit for 2018.”

Presentation of Financial Results and Adoption of ASC 606

As of January 1, 2018, the Partnership adopted Financial Accounting Standards Board Accounting Standards Codification 606 (“ASC 606”), Revenue from Contracts with Customers, which requires entities to recognize revenue when control of the promised goods or services is transferred to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services.  Prior to the adoption of ASC 606, back-to-back transactions to purchase and sell wood pellets, where title and risk of loss are immediately transferred to the ultimate purchaser, were recorded in “other revenue,” net of costs paid to third-party suppliers.  Pursuant to ASC 606, the Partnership now recognizes revenue from such transactions on a gross basis in “product sales.”

Unless otherwise indicated, the financial results for the three months ended March 31, 2018 presented in this release are prepared on this basis.

Chesapeake Incident

As the Partnership has previously reported in a press release and a special letter to investors on April 9, 2018, a fire (the “Chesapeake Incident”) occurred on February 27, 2018 at the Partnership’s marine export terminal at the Port of Chesapeake, Virginia (the “Chesapeake terminal”).  The fire was quickly controlled due to the efforts of onsite personnel and the Chesapeake terminal’s fire suppression and mitigation processes, with assistance from local fire departments and other first responders.  The process to restore the Chesapeake terminal is underway and we expect the terminal to return to full operation by June 30, 2018.

The flexibility and risk mitigation provided by our portfolio of plants and ports have enabled us to meet every customer delivery required under our off-take agreements since the incident.  We expect to meet all of our contractual requirements for the balance of the year, although specific quarterly timing of shipments may be affected.  We believe substantially all of the costs resulting from the Chesapeake Incident will be recoverable through insurance or our other contractual rights.

In addition to presenting our financial results in accordance with GAAP, in certain cases we have provided financial results excluding the full financial impact of the Chesapeake Incident.  References herein to the full financial impact of the Chesapeake Incident include the approximate costs incurred through March 31, 2018 in connection with emergency responses, disposal of wood pellet inventory, asset disposal and repair, as well as associated business continuity expenses, which include incremental logistics costs and loss of margin on incremental wood pellet production, offset by insurance recoveries received to date.

First Quarter Financial Results

For the first quarter of 2018, we generated net revenue of $125.8 million, an increase of 2.7 percent, or $3.4 million, from the corresponding quarter of 2017.  Included in net revenue were product sales of $122.8 million on a volume of 648,000 metric tons (“MT”) of wood pellets during the first quarter of 2018, as compared to $119.0 million on a volume of 623,000 MT of wood pellets during the corresponding quarter of 2017.  The $3.8 million increase in product sales was primarily attributable to the adoption of ASC 606.

For the first quarter of 2018, we generated negative gross margin of $4.5 million, as compared to $16.4 million for the corresponding period in 2017, a decrease of $20.9 million.  The decrease in gross margin was primarily attributable to $19.6 million of expenses, net of insurance recoveries received to date, related to the Chesapeake Incident.

Adjusted gross margin per metric ton was $7.35 for the first quarter of 2018.  Excluding the full financial impact of the Chesapeake Incident, we would have earned adjusted gross margin per metric ton of $38.11.  Adjusted gross margin per metric ton was $41.29 for the first quarter of 2017.  Adjusting for the impact of ASC 606 for comparison purposes, adjusted gross margin per metric ton would have been $38.57 for the first quarter of 2017.

Net loss for the first quarter of 2018 was $19.3 million compared to a small net loss for the first quarter of 2017, a decrease of $19.3 million primarily due to $19.5 million of expenses, net of insurance recoveries received to date related to the Chesapeake Incident.

Adjusted EBITDA for the first quarter of 2018 was $17.6 million, as compared to $21.3 million for the corresponding quarter of 2017.  The decrease was primarily attributable to $3.9 million of incremental costs related to temporary storage, handling, and ship loading operations, as well as lower product sales as the result of modest delays in shipments due to the Chesapeake Incident.  Excluding the full financial impact of the Chesapeake Incident, adjusted EBITDA would have been $21.8 million for the first quarter of 2018.  We expect substantially all of the unrecovered costs resulting from the incident will be recoverable in subsequent quarters.

Distributable cash flow, prior to any distributions attributable to incentive distribution rights paid to our general partner, was $8.8 million for the quarter.  Excluding the full financial impact of the Chesapeake Incident, distributable cash flow would have been $13.0 million for the quarter.

Distribution

The board of directors of our general partner declared a distribution of $0.6250 per common and subordinated unit for the first quarter of 2018.  This distribution is 12.6 percent higher than the distribution for the first quarter of 2017 and represents the eleventh consecutive distribution increase since the Partnership’s initial public offering of units representing limited partner interests.  The Partnership’s distributable cash flow, net of amounts attributable to incentive distribution rights, of $7.5 million for the first quarter of 2018 covers the distribution for the quarter at 0.46 times.  The quarterly distribution will be paid on Tuesday, May 29, 2018, to unitholders of record as of the close of business on Tuesday, May 15, 2018.

Outlook and Guidance

The Partnership reaffirms full-year 2018 per unit distribution guidance of at least $2.53, with continued quarter-over-quarter increases expected throughout the year.  As described in a press release and a special letter to investors on April 9, 2018, despite the impact from the Chesapeake Incident, the Partnership expects that full-year adjusted EBITDA and distributable cash flow guidance provided in our February 22, 2018 earnings release remains achievable.  However, the actual amounts we report for any specific quarter and for full-year 2018 will be partially dependent on the amount of recoveries from insurers and other responsible parties, the timing and performance of which are not entirely within the Partnership’s control.  In addition, quarterly distribution coverage ratios may not be comparable to the Partnership’s previously reported periods or targets, as costs and recoveries associated with the Chesapeake Incident may not fall within the same periods.  The guidance amounts do not include the impact of any additional acquisitions by the Partnership from the sponsor’s joint ventures or third parties.  In addition, although deliveries to our customers are generally ratable over the year, the Partnership’s quarterly income and cash flow are subject to seasonality and the mix of customer shipments made, which vary from period to period.  As such, the board of directors of the Partnership’s general partner evaluates the Partnership’s distribution coverage ratio on an annual basis when determining the distribution for a quarter.

Market and Contracting Update

Our sales strategy remains to fully contract the production capacity of the Partnership.  Our current capacity is matched with a portfolio of off-take contracts that has a weighted-average remaining term of 9.0 years and a $6.0 billion product sales backlog as of April 15, 2018.

The Partnership recently further increased and extended its relationship with Engie Energy Management SCRL (“ENGIE”).  In addition to a series of agreements with ENGIE we previously disclosed, the Partnership recently entered into a new agreement with ENGIE to sell an incremental 405,000 MT of wood pellets in the aggregate from 2018 to 2020.  In total, the Partnership is now contracted to deliver an aggregate of approximately 1.4 million MT of wood pellets to ENGIE from April 2018 through 2023.  Furthermore, in April, the Partnership executed a firm, long-term take-or-

pay off-take contract with ENGIE to supply 45,000 metric tons per year (“MTPY”) of wood pellets for fifteen years starting in 2021.

According to independent industry experts, global demand for industrial wood pellets increased by 15% in 2017 and is expected to increase by a compound average growth rate of 18% per annum through 2021, driven by the expected continued growth in the European industrial pellets market and rapid growth in Asia, as demonstrated by several recent developments:

•                  Earlier in the year, the European Parliament finalized its report on Renewable Energy Directive II (“RED II”) and voted to increase the share of renewable energy generation to 35% by 2030.  The 2030 renewable energy target includes a significant role for sustainably sourced biomass heat and power projects.  The EU Commission, Council, and Parliament are expected to finalize the RED II policy framework toward the end of 2018.

•                  In the Netherlands, the government has stated its intent to close the country’s largest natural gas field and is encouraging the 200 largest users of natural gas to convert to an alternative, preferably renewable, source of energy.  This is further enhancing interest in biomass industrial heat projects, which are eligible for a government incentive program that recently allocated a further EUR 6 billion to low-carbon energy projects.

•                  Germany’s new energy minister has stated that coal emissions in Germany need to fall by 60% in order to reach the country’s binding 2030 carbon reduction mandates.  As all German nuclear generation is expected to be retired by 2022, and given the ongoing need for dispatchable heat and electricity, industrial scale biomass is expected to become an increasingly attractive option.

•                  In Japan, the Ministry of Economy, Trade and Industry (“METI”) has already approved feed-in tariffs (“FiT”) for approximately 14 gigawatts (“GWs”) of biomass capacity as of September 2017, far exceeding the original target.  The Partnership continues to progress negotiations with several major Japanese trading houses and utilities for long-term supply of wood pellets and also completed its first delivery to Mitsui during the first quarter of 2018.

•                  The U.S. Environmental Protection Agency (EPA) recently issued a statement of policy that biomass from managed forests will be treated as carbon neutral when used for energy production.  This position aligns with numerous U.S. state policies and international programs such as the European Union Emission Trading Scheme.

Sponsor Activity

The original joint venture (the “First Hancock JV”) between affiliates of our sponsor and John Hancock Life Insurance Company (U.S.A.) (“John Hancock”) continues to construct the 600,000 MTPY production plant in Hamlet, North Carolina (the “Hamlet plant”).  The First Hancock JV expects the Hamlet plant will be operational in the first half of 2019.  Production from the Hamlet plant is expected to supply MGT Teesside Ltd.’s Tees Renewable Energy Plant, which currently is under construction in the United Kingdom.  Upon first deliveries of production from the Hamlet plant to the Partnership’s deep-water marine terminal in Wilmington, North Carolina (the “Wilmington terminal”), the Partnership will make a second and final payment of $74.0 million to the First Hancock JV, subject to certain conditions, and enter into a long-term terminal services agreement with the First Hancock JV to receive, store, and load wood pellets from the Hamlet plant.  The terminal services agreement between the Partnership and the First Hancock JV is expected to include minimum throughput obligations from the Hamlet plant.

As previously announced, our sponsor’s new joint venture with John Hancock (the “Second Hancock JV”) acquired a wood pellet production plant in Greenwood, South Carolina.  The Second Hancock JV has begun investing incremental capital in the plant and expects to increase its production capacity to 600,000 MTPY, subject to receiving necessary permits.

In addition, the Second Hancock JV continues to progress the development of a deep-water marine terminal in Pascagoula, Mississippi and a wood pellet production plant in Lucedale, Mississippi to serve growing demand from Asian and European customers.  The Second Hancock JV expects to make a final investment decision on these facilities in late 2018 or early 2019.

Conference Call

We will host a conference call with executive management related to our first-quarter 2018 results and a more detailed market update at 10:00 a.m. (Eastern Time) on Thursday, May 3, 2018.  Information on how interested parties may listen to the conference call is available on the Investor Relations page of our website (www.envivabiomass.com).  A replay of the conference call will be available on our website after the live call concludes.

About Enviva Partners, LP

Enviva Partners, LP (NYSE: EVA) is a publicly traded master limited partnership that aggregates a natural resource, wood fiber, and processes it into a transportable form, wood pellets.  The Partnership sells a significant majority of its wood pellets through long-term, take-or-pay agreements with creditworthy customers in the United Kingdom and Europe.  The Partnership owns and operates six plants with a combined production capacity of nearly three million metric tons of wood pellets per year in Virginia, North Carolina, Mississippi, and Florida.  In addition, the Partnership exports wood pellets through its owned marine terminal assets at the Port of Chesapeake, Virginia, and the Port of Wilmington, North Carolina and from third-party marine terminals in Mobile, Alabama and Panama City, Florida.

To learn more about Enviva Partners, LP, please visit our website at www.envivabiomass.com.

Notice

This press release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b).  Brokers and nominees should treat 100 percent of the Partnership’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business.  Accordingly, the Partnership’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Non-GAAP Financial Measures

We use adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to measure our financial performance.

Adjusted Gross Margin per Metric Ton

We define adjusted gross margin as gross margin excluding asset disposals and depreciation and amortization included in cost of goods sold.  We believe adjusted gross margin per metric ton is a meaningful measure because it compares our revenue-generating activities to our operating costs for a view of profitability and performance on a per metric ton basis.  Adjusted gross margin per metric ton will primarily be affected by our ability to meet targeted production volumes and to control direct and indirect costs associated with procurement and delivery of wood fiber to our production plants and the production and distribution of wood pellets.

Adjusted EBITDA

We define adjusted EBITDA as net income or loss excluding depreciation and amortization, interest expense, income tax expense, early retirement of debt obligations, non-cash unit compensation expense, asset impairments and disposals, changes in the fair value of derivative instruments, and certain items of income or loss that we characterize as unrepresentative of our ongoing operations, including certain expenses incurred related to the Chesapeake Incident (consisting of emergency response expenses, expenses related to the disposal of inventory, and asset disposal and repair costs, offset by insurance recoveries).  Adjusted EBITDA is a supplemental measure used by our management and other users of our financial statements, such as investors, commercial banks, and research analysts, to assess the financial performance of our assets without regard to financing methods or capital structure.

Distributable Cash Flow

We define distributable cash flow as adjusted EBITDA less maintenance capital expenditures and interest expense net of amortization of debt issuance costs, debt premium, and original issue discounts.  We use distributable cash flow as a performance metric to compare the cash-generating performance of the Partnership from period to period and to compare the cash-generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders.  We do not rely on distributable cash flow as a liquidity measure.

Adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow are not financial measures presented in accordance with GAAP.  We believe that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition and results of operations.  Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures.  Each of these non-GAAP financial measures has important limitations as an analytical tool because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures.  You should not consider adjusted gross margin per metric ton, adjusted EBITDA, or distributable cash flow in isolation or as substitutes for analysis of our results as reported under GAAP.  Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following tables present a reconciliation of adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to the most directly comparable GAAP financial measures, as applicable, for each of the periods indicated.

	Three Months Ended March 31,
	2018	2017 (Recast)
	(in thousands, except per metric ton)
Reconciliation of gross margin to adjusted gross margin per metric ton:
Metric tons sold	648	623
Gross margin	$(4,541)	$16,368
Depreciation and amortization	9,304	9,358
Adjusted gross margin	$4,763	$25,726
Adjusted gross margin per metric ton	$7.35	$41.29

	Three Months Ended March 31,
	2018	2017 (Recast)
	(in thousands)
Reconciliation of adjusted EBITDA and distributable cash flow to net loss:
Net loss	$(19,335)	$(45)
Add:
Depreciation and amortization	9,408	9,362
Interest expense	8,645	7,707
Non-cash unit compensation expense	1,343	1,714
Asset impairments and disposals	—	24
Changes in the fair value of derivative instruments	769	—
Chesapeake terminal event	16,590	—
Transaction expenses	153	2,532
Adjusted EBITDA	17,573	21,294
Less:
Interest expense, net of amortization of debt issuance costs, debt premium and original issue discount	8,373	7,326
Maintenance capital expenditures	388	452
Distributable cash flow attributable to Enviva Partners, LP	8,812	13,516
Less: Distributable cash flow attributable to incentive distribution rights	1,264	537
Distributable cash flow attributable to Enviva Partners, LP limited partners	$7,548	$12,979

Cash distributions declared attributable to Enviva Partners, LP limited partners	$16,469
Distribution coverage ratio	0.46

Cautionary Note Concerning Forward-Looking Statements

Certain statements and information in this press release, including those concerning our future results of operations, acquisition opportunities, and distributions, may constitute “forward-looking statements.”  The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature.  These forward-looking statements are based on the Partnership’s current expectations and beliefs concerning future developments and their potential effect on the Partnership.  Although management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates.  The forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and its present expectations or projections.  Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to:  (i) the volume and quality of products that we are able to produce or source and sell, which could be adversely affected by, among other things, operating or technical difficulties at our plants or deep-water marine terminals; (ii) the prices at which we are able to sell our products; (iii) failure of the Partnership’s customers, vendors, and shipping partners to pay or perform their contractual obligations to the Partnership; (iv) the creditworthiness of our contract counterparties; (v) the amount of low-cost wood fiber that we are able to procure and process, which could be adversely affected by, among other things, operating or financial difficulties suffered by our suppliers; (vi) changes in the price and availability of natural gas, coal, or other sources of energy; (vii) changes in prevailing economic conditions; (viii) our inability to complete acquisitions, including acquisitions from our sponsor, or to realize the anticipated benefits of such acquisitions; (ix) inclement or hazardous environmental hazards, including extreme precipitation and flooding; (x) fires, explosions, or other accidents; (xi) changes in domestic and foreign laws and regulations (or the interpretation thereof) related to renewable or low-carbon energy, the forestry products industry, the international shipping industry, or power generators; (xii) changes in the regulatory treatment of biomass in core and emerging markets; (xiii) our inability to acquire or maintain necessary permits or rights for our production, transportation, or terminaling operations; (xiv) changes in price and availability of transportation; (xv) changes in foreign currency exchange or interest rates, and the failure of our hedging arrangements to effectively reduce our exposure to the risks related thereto; (xvi) risks related to our indebtedness; (xvii) our failure to maintain effective quality control systems at our production plants and deep-water marine terminals, which could lead to the rejection of our products by our customers; (xviii) changes in the quality specifications for our products that are required by our customers; (xix) labor disputes; (xx) the effects of the anticipated exit of the United Kingdom (“Brexit”) from the European Union on our and our customers’ businesses; (xxi) our ability to borrow funds and access capital markets; (xxii) our mis-estimation of the amounts and the timing of the costs the Partnership has incurred and will incur as result of the Chesapeake Incident; and (xxiii) our ability to recover costs associated with the Chesapeake Incident fully and on a timely basis, including through claims under our insurance policies and the exercise of our other contractual rights; and (xxiv) our inability to return the Chesapeake terminal to full operations by June 30, 2018.

For additional information regarding known material factors that could cause the Partnership’s actual results to differ from projected results, please read its filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q most recently filed with the SEC.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof.  The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

Financial Statements

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
(In thousands, except number of units)

	March 31, 2018	December 31, 2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,057	$524
Accounts receivable, net of allowance for doubtful accounts of $0 as of March 31, 2018 and December 31, 2017	48,042	79,185
Related-party receivables	3,613	5,412
Inventories	34,306	23,536
Prepaid expenses and other current assets	1,361	1,006
Total current assets	92,379	109,663
Property, plant and equipment, net of accumulated depreciation of $125.8 million as of March 31, 2018 and $117.1 million as of December 31, 2017	553,093	562,330
Intangible assets, net of accumulated amortization of $10.5 million as of March 31, 2018 and $10.3 million as of December 31, 2017	—	109
Goodwill	85,615	85,615
Other long-term assets	2,762	2,394
Total assets	$733,849	$760,111

Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$4,363	$7,554
Related-party payables	19,486	26,398
Accrued and other current liabilities	44,098	29,363
Related-party accrued liabilities	1,211	—
Current portion of interest payable	12,573	5,029
Current portion of long-term debt and capital lease obligations	7,105	6,186
Total current liabilities	88,836	74,530
Long-term debt and capital lease obligations	393,686	394,831
Related-party long-term payable	74,000	74,000
Long-term interest payable	920	890
Other long-term liabilities	7,148	5,491
Total liabilities	564,590	549,742
Commitments and contingencies

Partners’ capital:
Limited partners:
Common unitholders—public (13,179,815 and 13,073,439 units issued and outstanding at March 31, 2018 and December 31, 2017, respectively)	205,969	224,027
Common unitholder—sponsor (1,265,453 and 1,347,161 units issued and outstanding at March 31, 2018 and December 31, 2017, respectively)	12,982	16,050
Subordinated unitholder—sponsor (11,905,138 units issued and outstanding at March 31, 2018 and December 31, 2017)	85,271	101,901
General Partner (no outstanding units)	(130,596)	(128,569)
Accumulated other comprehensive loss	(4,367)	(3,040)
Total Enviva Partners, LP partners’ capital	169,259	210,369
Total liabilities and partners’ capital	$733,849	$760,111

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended March 31,
	2018	2017(Recast)
Product sales	$122,799	$119,047
Other revenue	3,002	3,396
Net revenue	125,801	122,443
Cost of goods sold, excluding depreciation and amortization	121,038	96,717
Depreciation and amortization	9,304	9,358
Total cost of goods sold	130,342	106,075
Gross margin	(4,541)	16,368
General and administrative expenses	6,804	8,763
(Loss) income from operations	(11,345)	7,605
Other income (expense):
Interest expense	(8,645)	(7,707)
Other income	655	57
Total other expense, net	(7,990)	(7,650)
Net loss	(19,335)	(45)
Less net loss attributable to noncontrolling partners’ interests	—	1,319
Net (loss) income attributable to Enviva Partners, LP	$(19,335)	$1,274
Less: Pre-acquisition loss from operations of Enviva Port of Wilmington, LLC Drop-Down allocated to General Partner	—	(1,261)
Enviva Partners, LP partners’ interest in net (loss) income	$(19,335)	$2,535

Net (loss) income per limited partner common unit:
Basic	$(0.78)	$0.08
Diluted	$(0.78)	$0.07

Net (loss) income per limited partner subordinated unit:
Basic	$(0.78)	$0.08
Diluted	$(0.78)	$0.08

Weighted-average number of limited partner units outstanding:
Common — basic	14,438	14,380
Common — diluted	14,438	15,228
Subordinated — basic and diluted	11,905	11,905

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows
(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2018	2017 (Recast)
Cash flows from operating activities:
Net loss	$(19,335)	$(45)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	9,408	9,362
Amortization of debt issuance costs, debt premium and original issue discount	272	381
Impairment of inventory	10,383	—
Insurance recoveries	(4,891)	—
General and administrative expense incurred by the First Hancock JV prior to Enviva Port of Wilmington, LLC Drop-Down	—	438
Loss on disposal of assets	1,130	24
Unit-based compensation	1,343	1,714
Fair value changes in derivatives	525	(759)
Unrealized loss on foreign currency transactions	(69)	—
Change in operating assets and liabilities:
Accounts receivable, net	36,123	28,192
Related-party receivables	1,800	(386)
Prepaid expenses and other assets	(50)	(682)
Assets held for sale	—	(345)
Inventories	(16,509)	(1,254)
Other long-term assets	—	21
Derivatives	(601)	—
Accounts payable, accrued liabilities and other current liabilities	8,677	(3,383)
Related-party payables	(6,501)	(2,580)
Accrued interest	7,574	6,421
Deferred revenue	—	143
Other long-term liabilities	37	382
Net cash provided by operating activities	29,316	37,644
Cash flows from investing activities:
Purchases of property, plant and equipment	(1,999)	(9,344)
Net cash used in investing activities	(1,999)	(9,344)
Cash flows from financing activities:
Principal payments on debt and capital lease obligations	(1,172)	(17,158)
Cash paid related to debt issuance costs	—	(209)
Proceeds from common unit issuance under At-the-Market Offering Program, net	241	1,715
Distributions to unitholders, distribution equivalent rights and incentive distribution rights holder	17,847)	(14,829)
Payment to General Partner to purchase affiliate common units for Long-Term Incentive Plan vesting	(2,341)	—
Payment to Provider for tax withholding associated with Long-Term Incentive Plan vesting	(1,665)	—
Proceeds from debt issuance	—	10,000
Contributions from sponsor related to Enviva Pellets Sampson, LLC Drop-Down	—	1,651
Proceeds from contributions from the First Hancock JV prior to Enviva Port of Wilmington, LLC Drop-Down	—	2,915
Net cash used in financing activities	(22,784)	(15,915)
Net increase in cash, cash equivalents and restricted cash	4,533	12,385
Cash, cash equivalents and restricted cash, beginning of year	524	466
Cash, cash equivalents and restricted cash, end of year	$5,057	$12,851

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (continued)
(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2018	2017 (Recast)
Non-cash investing and financing activities:
The Partnership acquired property, plant and equipment in non-cash transactions as follows:
Property, plant and equipment acquired included in accounts payable and accrued liabilities	$1,587	$13,917
Property, plant and equipment acquired under capital leases	674	1,124
Property, plant and equipment transferred from inventories	2	260
Distributions included in liabilities	1,352	509
Depreciation capitalized to inventories	1,037	86
Supplemental information:
Interest paid	$795	$854

Investor Contact:

Raymond Kaszuba
(240) 482-3856
ir@envivapartners.com